Exhibit 99.1

                                                  Contact: William I. Wunderlich
                                                         Chief Financial Officer
                                                          (561) 988-9456 ext 201

FOR  IMMEDIATE  RELEASE

              AutoInfo, Inc. Announces Addition of New Agent Group

Boca Raton, FL - June 13, 2006 - AutoInfo, Inc. (OTC BB:AUTO), a non-asset based third party logistics provider, today announced that Transport Solutions, LLC, ("TSL") based in Jacksonville, FL, has joined its broker agent network.

Harry Wachtel, President, stated, "We are pleased to affiliate ourselves with this quality group and expect them to be one of our largest agent offices. Over the past several years, TSL has provided brokerage services to a FEMA contractor and Fortune 500 companies. We continue to expand our agent-based network as part of our overall growth strategy and are excited to welcome TSL, their customers, carriers and employees to our organization."

AutoInfo, Inc., operating through its Sunteck subsidiary, is a non-asset based transportation services company, providing transportation capacity and related transportation services to shippers throughout the United States, and to a lesser extent, Canada. Our non-asset based services include ground transportation coast to coast, local pick up and delivery, air freight and ocean freight. We have strategic alliances with less than truckload, truckload, air, rail and ocean common carriers to service our customers' needs quickly and effectively.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expected or implied. The Company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Therefore, there can be no assurance that forward-looking statements will prove to be accurate.